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                                                                   EXHIBIT 10.23



                            AMERICAN HANDLING, INC.



1. "Profit" for purposes of this Plan shall be defined as pretax profit of AHI, before corporate administrative charges and before bonus payments. Twenty percent (20%) of the profit shall be paid in cash bonuses to the employees of AHI based upon the following distribution:

           50% to "key employees" - no more than three people may be included in this category;

           25% to all other salaried employees; and

           25% to all hourly employees.

2. Five percent of profit shall be paid into the profit sharing retirement plan and allocated to employees in accordance with the terms and conditions of such plan.

3. For every $100,000 of Profit, options for 10,000 shares of Centrum Stock shall be set aside for AHI management. The stock options shall be at market as of the close of business on the last day of Centrum's fiscal year. The options shall be valid for a 10-year period and be subject to the detailed provisions of Centrum's stock option agreement. The options shall be distributed as follows:

           60% to "Key employees" as described in Section 1 of this Plan supplement; and

           40% to "Key managers", which shall be limited to a maximum of 7 people.

  Through fiscal year ended 3/31/96